Exhibit 99.2
Grey Wolf, Inc.
10370 Richmond Avenue
Suite 600
Houston, TX 77042
June 17, 2008
Kevin A. Neveu
Chief Executive Officer
Precision Drilling Trust
4200, 150-6th Avenue S.W.
Calgary, Alberta, Canada T2P 3Y7
Dear Kevin,
     I am writing in response to Precision Drilling Trust’s letter dated June 14, 2008 in which Precision proposed to acquire Grey Wolf, Inc. As with your previous proposal, the Grey Wolf Board of Directors has carefully analyzed and considered Precision’s second acquisition proposal after receiving advice from financial and legal advisors. Our Board of Directors has concluded that Precision’s offer is not reasonably likely to result in a superior proposal to Grey Wolf’s pending strategic merger with Basic Energy Services, Inc.

Best regards,
/s/ Thomas P. Richards
Thomas P. Richards
Chairman, President and CEO